                                                                     Exhibit 2.1

                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                           DIAGEO NORTH AMERICA, INC.,

                               DOUBLE WINES, INC.

                                       and

                          THE CHALONE WINE GROUP, LTD.

                          Dated as of December 18, 2004

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
                                   ARTICLE I.

                                   THE MERGER

1.1  The Merger................................................................     2
1.2  Closing...................................................................     2
1.3  Effective Time............................................................     2
1.4  Effects of the Merger.....................................................     3
1.5  Articles of Incorporation.................................................     3
1.6  Bylaws....................................................................     3
1.7  Officers and Directors of Surviving Corporation...........................     3
1.8  Effect on Capital Stock...................................................     3
1.9  Surrender and Payment.....................................................     4
1.10 Options; Stock Option Plans...............................................     6
1.11 Withholding Rights........................................................     7
1.12 Employee Stock Purchase Plan..............................................     7

                                   ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

2.1  Representations and Warranties of the Company.............................     7
2.2  Representations and Warranties of Parent..................................    19
2.3  Representations and Warranties of Parent and Merger Sub...................    20

                                  ARTICLE III.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1  Covenants of the Company..................................................    21
3.2  Advice of Changes; Government Filings.....................................    24

                                   ARTICLE IV.

                              ADDITIONAL AGREEMENTS

4.1  Preparation of Proxy Statement; the Company Shareholders Meeting..........    25
4.2  Access to Information.....................................................    26
4.3  Approvals and Consents; Cooperation.......................................    27
4.4  Acquisition Proposals.....................................................    28
4.5  Employee Benefits.........................................................    30

4.6  Fees and Expenses.........................................................    31
4.7  Indemnification; Directors' and Officers' Insurance.......................    31
4.8  Wine Club.................................................................    32
4.9  Public Announcements......................................................    32
4.10 Distributor Notice........................................................    32
4.11 Intellectual Property Liens...............................................    32
4.12 Certain Transactions with Affiliates......................................    32
4.13 Rothschild Termination Fee................................................    33
4.14 Rothschild Voting Agreement...............................................    33
4.15 Financial Capability......................................................    33
4.16 Further Assurances........................................................    33

                               ARTICLE V.

                          CONDITIONS PRECEDENT

5.1  Conditions to Each Party's Obligation to Effect the Merger................    33
5.2  Additional Conditions to Obligations of Parent and Merger Sub.............    34
5.3  Additional Conditions to Obligations of the Company.......................    34

                               ARTICLE VI.

                        TERMINATION AND AMENDMENT

6.1  Termination...............................................................    35
6.2  Effect of Termination.....................................................    36
6.3  Amendment.................................................................    38
6.4  Extension; Waiver.........................................................    38

                              ARTICLE VII.

                           GENERAL PROVISIONS

7.1  Non-Survival of Representations, Warranties and Agreements; No Other
       Representations and Warranties..........................................    39
7.2  Notices...................................................................    39
7.3  Interpretation............................................................    39
7.4  Counterparts..............................................................    40
7.5  Entire Agreement; No Third Party Beneficiaries............................    40
7.6  Governing Law; Jurisdiction...............................................    40
7.7  Severability..............................................................    41
7.8  Assignment................................................................    41
7.9  Enforcement...............................................................    41
7.10 Definitions...............................................................    41

SCHEDULES

Schedule 4.8 Wine Club Dividend

                            GLOSSARY OF DEFINED TERMS

                                                                 Location of
        Definition                                               Defined Term
        ----------                                               ------------
Acquisition Agreement                                            4.4(a)
Acquisition Proposal                                             7.10(a)
Agreement                                                        Preamble
Agreement of Merger                                              1.3
Board of Directors                                               7.10(b)
Business Day                                                     7.10(c)
Certificates                                                     1.9(b)
CGCL                                                             Recitals
Closing                                                          1.2
Closing Date                                                     1.2
Code                                                             2.1(h)
Company                                                          Preamble
Company Benefit Plans                                            2.1(m)(i)
Company Common Stock                                             Recitals
Company Disclosure Schedule                                      2.1
Company Intellectual Property Rights                             2.1(o)
Company Material Contracts                                       2.1(l)
Company Permits                                                  2.1(f)
Company Recommendation                                           4.1(c)
Company Representatives                                          7.10(d)
Company SEC Reports                                              2.1(d)(i)
Company Shareholders Meeting                                     4.1(b)
Company Stock Option Plan                                        7.10(e)
Company Subsidiaries                                             2.1(a)
Company Voting Debt                                              2.1(b)(iii)
Confidentiality Agreement                                        4.2
Effect                                                           7.10(i)
Effective Time                                                   1.3
Environmental Laws                                               7.10(f)
ERISA                                                            2.1(m)(i)
ESPP                                                             1.12
ESPP Termination Date                                            1.12
Exchange Act                                                     2.1(c)(iv)
Exchange Agent                                                   1.9(a)
Expenses                                                         4.6
GAAP                                                             2.1(d)(i)
Governmental Entity                                              2.1(c)(iv)
HSR Act                                                          2.1(c)(iv)
Indemnified Party                                                4.7
Intellectual Property                                            7.10(g)

                                                                 Location of
        Definition                                               Defined Term
        ----------                                               ------------
Knowledge                                                        7.10(h)
Liens                                                            2.1(b)(ii)
Material Adverse Effect                                          7.10(i)
Merger                                                           Recitals
Merger Consideration                                             1.8(d)
Merger Sub                                                       Preamble
Nasdaq                                                           2.1(c)(iv)
Notice of Superior Proposal                                      4.4(b)
Option Merger Consideration                                      1.10(b)
Options                                                          1.10
Organizational Documents                                         7.10(j)
Outside Date                                                     6.1(b)
Parent                                                           Preamble
Parent Proposal                                                  Recitals
Permitted Liens                                                  7.10(k)
Person                                                           7.10(l)
Proxy Statement                                                  2.1(e)
Registered                                                       7.10(m)
Related Party                                                    2.1(i)
Required Regulatory Approvals                                    5.1(d)
Rothschild                                                       Recitals
Rothschild Agreement                                             Recitals
Rothschild Termination Fee                                       6.2(c)
SEC                                                              2.1(d)(i)
Securities Act                                                   2.1(c)(iv)
Shareholder Approval                                             4.4(a)
SOXA                                                             2.1(d)(iii)
Special Committee                                                2.1(i)
Subsidiary                                                       7.10(n)
Superior Proposal                                                7.10(o)
Surviving Corporation                                            1.1
Tax                                                              7.10(p)
Taxes                                                            7.10(p)
Tax Return                                                       7.10(p)
Terminating Company Breach                                       6.1(f)
Terminating Parent Breach                                        6.1(g)
Termination Fee                                                  6.2(b)
the other party                                                  7.10(q)
Third Party                                                      7.10(r)
Triple Wines                                                     Recitals
Violation                                                        2.1(c)(iii)

         This AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2004 (this "Agreement"), by and among Diageo North America, Inc., a Connecticut corporation ("Parent"), Double Wines, Inc., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and The Chalone Wine Group, Ltd., a California corporation (the "Company").

                              W I T N E S S E T H :

         WHEREAS, the Company entered into the Agreement and Plan of Merger, dated as of October 30, 2004 (the "Rothschild Agreement"), among Domaines Barons de Rothschild (Lafite) ("Rothschild"), Triple Wines, Inc. ("Triple Wines") and the Company, pursuant to which the Company, Rothschild and Triple Wines agreed to enter into a transaction whereby each issued and outstanding share of common stock, no par value per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Rothschild or by the Company, would be converted into the right to receive $11.75 in cash;

         WHEREAS, after the execution of the Rothschild Agreement, Parent made a bona fide written proposal (the "Parent Proposal") to the Board of Directors of the Company to effect a merger, indirectly, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by the Company or its subsidiaries, would convert into the right to receive $14.25 in cash;

         WHEREAS, the Board of Directors of the Company has determined that the Parent Proposal is a "Superior Proposal" (as defined in the Rothschild Agreement);

         WHEREAS, pursuant to and in accordance with Section 4.4(b) of the Rothschild Agreement, on December 12, 2004 the Company gave notice to Rothschild of the Company's receipt of the Parent Proposal and Rothschild did not propose adjustments to the terms and conditions of the Rothschild Agreement in accordance with Section 4.4(b) of the Rothschild Agreement to cause the Parent Proposal to no longer be a Superior Proposal;

         WHEREAS, the Company has terminated the Rothschild Agreement as of December 18, 2004 pursuant to Section 6.1(d) thereof;

         WHEREAS, upon the terms of and subject to the conditions of this Agreement, the Company, Parent and Merger Sub will enter into a transaction to effect the Parent Proposal;

         WHEREAS, at a meeting duly called and held, and acting with full disclosure of the material facts as to the Merger and after duly inquiring as to the interest of certain of the Company's directors in the Merger and the transactions contemplated by this Agreement, the Board of Directors (with certain members abstaining) has (i) determined in good faith that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company's shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the California General Corporation Law ("CGCL"), and (iii) subject to the provisions of Sections 4.1 and 4.4(b), resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company;

         WHEREAS, in order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL, will merge with and into the Company (the "Merger"); and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the CGCL.

         1.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article V (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, CA 94111, unless another place is agreed to in writing by the parties hereto.

         1.3 Effective Time. Upon the Closing, the parties shall file with the Secretary of State of the State of California an agreement of merger or other appropriate documents (in any such case, the "Agreement of Merger") executed in accordance with the relevant provisions of the CGCL and shall make all other filings, recordings or publications required under the CGCL in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the Secretary of State of the State of California, or at such other time as the parties may agree and specify in the Agreement of Merger (the time the Merger becomes effective being the "Effective Time").

         1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Section 1107 of the CGCL.

         1.5 Articles of Incorporation. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Company until thereafter changed or amended as provided therein or by applicable law.

         1.6 Bylaws. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Company until thereafter changed or amended as provided therein or by applicable law.

         1.7 Officers and Directors of Surviving Corporation. The officers of the Company shall be the officers of the Surviving Corporation, and the directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director, as applicable, or until their respective successors are duly elected and qualified, as the case may be.

         1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

         (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

         (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

         (c) Conversion of Stock Held by Company Subsidiaries. Each share of Company Common Stock that is owned by a wholly-owned Subsidiary of the Company shall be converted into Surviving Corporation stock of equivalent value.

         (d) Conversion of Company Common Stock. Subject to Section 1.9(i), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.8(b) and those converted in accordance with Section 1.8(c)) shall be converted into the right to receive $14.25 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, the Merger Consideration.

         1.9 Surrender and Payment.

         (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent (i) the Merger Consideration to be paid in respect of the shares of Company Common Stock and (ii) Option Merger Consideration to be paid with respect to the Company's outstanding Options as provided for in Section 1.10. For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of shares of Company Common Stock will perfect its right to appraisal of such shares.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger (but in any event within three Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled and retired in accordance with Section 1.8(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (which Parent shall cause the Exchange Agent to pay promptly), and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to paid to a Person other than the registered holder of the shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

         (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

         (d) Unclaimed Funds. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.9(a) that remains unclaimed by holders of the Certificates for one year after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Merger Consideration.

         (e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Investment of Funds. The Exchange Agent shall invest any Merger Consideration made available to the Exchange Agent pursuant to Section 1.9(a), as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

         (g) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate to which such person is entitled pursuant hereto.

         (h) Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.9(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

         (i) Dissenting Shares. Notwithstanding Section 1.8, shares of Company Common Stock, outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the CGCL, shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, and subject to Section 1308 of the CGCL, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as may be required by applicable law, make any payment with respect to, or settle or offer to settle, any such demands.

         1.10 Options; Stock Option Plans. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any option to purchase shares of Company Common Stock under the Company Stock Option Plan, whether vested or not vested (each, an "Option" and collectively, the "Options"), or any other Person, except as expressly provided herein:

         (a) each Option outstanding immediately prior to the Effective Time with an exercise price per share equal to or greater than the Merger Consideration shall be canceled and the holder thereof shall have no right to receive any consideration therefor; and

         (b) each Option outstanding three (3) Business Days prior to the Effective Time with an exercise price per share less than the Merger Consideration shall become fully vested and exercisable as of the third Business Day prior to the Effective Time and, if remaining outstanding as of the Effective Time, shall be canceled immediately prior to the Effective Time in exchange for the right to receive a payment in cash, without interest, equal to the product (such product, the "Option Merger Consideration") of (i) the excess of (x) the Merger Consideration over (y) the exercise price per share under such Option multiplied by (ii) the number of shares of Company Common Stock underlying each such Option, which cash payment shall be reduced by any applicable withholding taxes. As soon as reasonably practicable after the Effective Time of the Merger (but in any event within three Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of an Option entitled to receive Option Merger Consideration
(i) a letter of transmittal in form and with such provisions which Parent may reasonably request and (ii) instructions for use in effecting the surrender of the Options in exchange for the Option Merger Consideration. As soon as reasonably practicable following the Effective Time, but in no event more than ten (10) Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of an Option entitled to receive Option Merger Consideration, who properly completed and returned to the Exchange Agent a letter of transmittal previously sent to such holder by the Exchange Agent, the applicable Option Merger Consideration. As of the Effective Time, the Company Stock Option Plan shall be terminated and no further Options shall be granted thereunder.

         (c) In connection with the execution and delivery of this Agreement, the Company has received the consent of each Option holder identified on Schedule

1.10(c)(i) in substantially the same form as the form of consent set forth in
Schedule 1.10(c)(ii).

         (d) Prior to the Effective Time, the Company shall take, and shall cause to be taken, commercially reasonable actions to effect the cancellation of all unexercised Options, including, without limitation, properly delivering to each holder of an Option any notice(s) that may be required under the Company Stock Option Plan and soliciting the consent of each holder of an Option issued under the Company's 1997 Stock Option Plan in substantially the form set forth on Schedule 1.10(c)(ii). Ten (10) Business Days prior to the Closing Date, the Company shall provide Parent with a list containing the name of any holder of an Option issued under the Company's 1997 Stock Option Plan who has not signed and delivered the consent referred to in the immediately preceding sentence.

         1.11 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of an Option, as the case may be, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

         1.12 Employee Stock Purchase Plan. The Company shall take all actions necessary to provide that the Company's 2003 Employee Stock Purchase Plan (the "ESPP") shall terminate on the close of business on the last Business Day immediately prior to the Effective Time (the "ESPP Termination Date"), all participants' rights under the ongoing offering shall terminate upon such ESPP Termination Date, and all accumulated payroll deductions allocated to each participant's account under the ESPP shall thereupon be used to purchase from the Company whole shares of Company Common Stock at a price determined under the terms of the ESPP immediately prior to the ESPP Termination Date, subject to the terms and conditions of the ESPP. The Company shall give participants in the ESPP at least 10 days' notice of such ESPP Termination Date in accordance with the ESPP. At the Effective Time, any Company Common Stock so purchased will be treated as provided in Section 1.8 of this Agreement.

                                  ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of the Company. Except as set forth in the disclosure schedules delivered by the Company to Parent at or prior to the execution of this Agreement (the "Company Disclosure Schedule"), each of which exceptions, in order to be applicable to any particular representation or warranty, shall specifically indicate the Section, or subsection, of this Section 2.1 to which it relates (except to the extent that the applicability of such exception to such Section or subsection is otherwise readily apparent), or as set forth in the Company SEC Reports (as defined below), the Company represents and warrants to Parent and Merger Sub as follows:

         (a) Organization, Standing and Power. Each of the Company and each of its Subsidiaries (the "Company Subsidiaries") has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The copies of the Organizational Documents of the Company and the Company Subsidiaries which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

         (b) Capital Structure.

                  (i) As of the date of this Agreement, the authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which 13,483,011 shares are issued and outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. No class of Company capital stock is entitled to preemptive rights. None of the issued and outstanding shares of Company Common Stock have been issued in violation of any preemptive rights of current or past holders of any class of Company capital stock or are subject to any preemptive rights of current or past Company shareholders granted by the Company. As of the date of this Agreement, there are no outstanding options, stock appreciation rights, phantom equity, warrants, indebtedness convertible into capital stock or other rights to acquire capital stock from the Company other than (i) Options representing in the aggregate the right to purchase 1,350,202 shares of Company Common Stock under the Company Stock Option Plan and (ii) up to 50,000 shares of Company Common Stock available under the ESPP. The Company Disclosure Schedule sets forth the name of each person holding outstanding Options, the number of shares which may be purchased upon exercise of such Options, the expiration date of such Options as of the date of this Agreement and the exercise price per Share of such Options.

                  (ii) All of the issued and outstanding shares of capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens"). Except for the capital stock of the Company Subsidiaries, the

         Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

                  (iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote ("Company Voting Debt") are issued or outstanding.

                  (iv) Other than the Options and the ESPP, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

         (c) Authority; No Conflicts.

                  (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the approval of this Agreement and the principal terms of the Merger by the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) At a meeting duly called and held, and with full disclosure of the material facts as to the Merger and after having inquired as to the interest of certain of the Company's directors in the Merger and the transactions contemplated by this Agreement, the Board of Directors (with certain members abstaining) has (1) determined, in what the Board of Directors believes to be good faith, that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company's shareholders,
         (2) approved and adopted this Agreement and the transactions contemplated hereby, including the

         Merger, in accordance with the requirements of the CGCL, and (3) subject to the provisions of Section 4.1 and 4.4(b), resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company.

                  (iii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Organizational Documents of the Company or the Company Subsidiaries, (B) except as could not reasonably be expected to have a Material Adverse Effect on the Company, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company Subsidiaries or their respective properties or assets or
         (C) except as could not reasonably be expected to have a Material Adverse Effect on the Company and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (v) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license applicable to the Company, the Company Subsidiaries or their respective properties or assets.

                  (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof (a "Governmental Entity") is required by or with respect to the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Securities Act of 1933, as amended (the "Securities Act"), (C) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (D) the CGCL with respect to the filing and recordation of appropriate merger or other documents, (E) rules and regulations of the Nasdaq National Market ("Nasdaq"), and (F) antitrust or other competition laws of other jurisdictions, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company.

         (d) Reports and Financial Statements.

                  (i) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2004 (collectively, including all exhibits thereto, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports was prepared from, and is in accordance with, the books and records of the Company and fairly presents in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  (ii) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2003, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of all documents governing all material "off balance sheet arrangements" (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Company or any of its Subsidiaries.

                  (iii) The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002 ("SOXA"). The Company's "disclosure controls and procedures" are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its consolidated Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required by Section 302 of SOXA with respect to such reports.

         (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement related to the meeting of the Company's shareholders to be held in connection with the Merger and the transactions contemplated by this Agreement (the "Proxy Statement"), and any amendments or supplements thereto will, on the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

                  (ii) Notwithstanding the foregoing provisions of this Section 2.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Information Statement, as applicable, based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

         (f) Compliance with Applicable Laws; Regulatory Matters. The Company and the Company Subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses, taken as a whole (the "Company Permits"). The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The businesses of the Company and the Company Subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

         (g) Litigation. There is no litigation, arbitration, claim, suit, action, audit, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting (i) the Company or any Company Subsidiary or (ii) any present or, to the Knowledge of the Company, former officer, director or employee of the Company or any Company Subsidiary, in their capacity as a present or former officer, director or employee of the Company or any Company Subsidiary or otherwise such that the Company or any Company Subsidiary may be liable (whether by virtue of indemnification or otherwise), which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary or by which any property, asset or operation of the Company or any Company Subsidiary is bound or affected, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

         (h) Taxes. (i) The Company and the Company Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and the Company Subsidiaries have paid all Taxes that are due (whether or not shown on any Tax Return) or that the Company or any Company Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established under GAAP or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company; (iii) whether pending or threatened in writing, there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or the Company Subsidiaries which, if determined adversely to the Company or the Company Subsidiaries, could reasonably be expected to have a Material Adverse Effect on the Company; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or the Company Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or the Company Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; (v) there are no Liens for Taxes upon the assets of the Company or the Company Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established under GAAP; (vi) neither of the Company nor any Company Subsidiary has made an election under former Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"); and (vii) neither the Company nor any of the Company Subsidiaries is insolvent within the meaning of Treas. Reg. Section

1.1502-19(b)(4).

         (i) Absence of Certain Changes or Events. Since December 31, 2003, (A) each of the Company and the Company Subsidiaries has conducted its business in the ordinary course and has not incurred any material liability, except in the ordinary course of their respective businesses; and (B) there has not been (i) any change in the business, financial condition or results of operations of the Company or the Company Subsidiaries that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company, (ii) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, (iii) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered,
(iv) any material change in practices relating to pricing or royalties set or charged by the Company to its customers or licensees except changes in the ordinary course of business to pricing or royalties charged to an individual customer or licensee, or any notification made to the Company of a material change in pricing or royalties set or charged by licensors to the Company, (v) any agreement, commitment, arrangement or plan entered into by the Company with
(A) any director or officer of the Company or (B) any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any director or officer of the Company (each such Person described in clauses (A) or (B) above, a "Related Party"), or (vi) any material payment, reimbursement, refund or other fund transfer by the Company to any Related Party, other than the payment of salaries to officers made in the ordinary course of business consistent with past practice pursuant to agreements in place on the date hereof which have been provided to Parent or payment to directors for service on the special committee of the Board of Directors composed entirely of independent directors established for the purpose of considering a transaction under the Rothschild Agreement (the "Special Committee"). Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of the Company Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of the Company Subsidiaries.

         (j) Inventory. All of the bulk wine, packaging materials (including but not limited to labels) and finished goods inventory relating to products produced, manufactured, marketed, promoted, sold or distributed by the Company and its affiliates has been produced and packaged in all material respects in accordance with all applicable laws, regulations and orders. All of the Company's and the Company Subsidiaries' vehicles, machinery and equipment necessary for the operation of their businesses have been maintained in the ordinary course of business and are in operable condition (normal wear and tear excepted), except as could not be reasonably expected to have a Material Adverse Effect on the Company.

         (k) Real Property. Each of the Company and the Company Subsidiaries has good and valid title to the real property owned by it, and valid and subsisting leasehold estates in the real property leased by it, in each case subject to no material lien or encumbrance, except Permitted Liens.

         (l) Certain Agreements. All contracts listed as an exhibit to the Company's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of the Company and the Company Subsidiaries (the "Company Material Contracts") are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or as could not otherwise reasonably be expected to have a Material Adverse Effect on the Company, and neither the Company nor any Company Subsidiary has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Company Material Contract, except for defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, any such Company Material Contract, except for defaults or breaches which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

         (m) Employee Benefit Plans; Labor Matters.

                  (i) With respect to each employee benefit plan, program, arrangement or contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract) to which the Company or any Company Subsidiary is a party, which is maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary could incur material liability under
         Section 4069, 4201 or 4212(c) of ERISA (the "Company Benefit Plans"), the Company has made available to Parent a true and complete copy of each such Company Benefit Plan. The Company Benefit Plans are listed on
         Schedule 2.1(m)(i). For the avoidance of doubt, Company Benefit Plans include plans covering former employees and present and former directors of the Company or any Company Subsidiary.

                  (ii) Each of the Company Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter that could reasonably be expected to have a Material Adverse Effect on the Company.

                  (iii) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Company Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

                  (iv) Neither of the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or the Company Subsidiaries. There is no pending labor dispute, strike or work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage could not reasonably be expected to have a Material Adverse Effect on the Company. There is no pending charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (v) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Benefit Plans. Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Benefit Plan or collective bargaining agreement.

                  (vi) There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

                  (vii) No consent of the holders of Options is required to cancel any Options under the Company's 1988 Non-Discretionary Stock Option Plan or the 1987 Stock Option Plan.

         (n) Environmental Compliance and Conditions. The Company and the Company Subsidiaries have all permits, licenses and other authorizations required under Environmental Laws, except where the failure to hold such licenses, permits and authorizations could not reasonably be expected to have a Material Adverse Effect. The Company and each of the Company Subsidiaries are in compliance with all terms and conditions of any and all such required permits, licenses, and authorizations and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in any applicable Environmental Law, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect:

                  (i) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to or arising out of any Environmental Law; and

                  (ii) there are no liabilities of or relating to the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and to the Knowledge of the Company, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

         For purposes of this Section, the terms "Company" and "Company Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

         (o) Intellectual Property. The Company and the Company Subsidiaries own or license under valid and subsisting licenses all Intellectual Property which is necessary or required for the operation of their businesses as currently conducted (the "Company Intellectual Property Rights"). Schedule 2.1(o) sets forth a true and complete list of all Registered Company Intellectual Property Rights (other than licenses for commercial

"off-the-shelf" or "shrink-wrap" software). None of the Company Intellectual Property Rights owned or, to the Knowledge of the Company, licensed by or to the Company and the Company Subsidiaries have been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all Intellectual Property owned by the Company, excluding any pending applications for Intellectual Property, is valid and enforceable. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish in any material respect any of the Company's or the Company Subsidiaries' rights in and to the Company Intellectual Property Rights. Except as set forth in
Schedule 2.1(o), and except for any infringements or misappropriations as could not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any Company Subsidiary has received any notice or claim that it is, and to the Knowledge of the Company, neither the Company nor any Company Subsidiary is, infringing or misappropriating the Intellectual Property of any Person and the Company has no Knowledge of any infringement by any Person of any Intellectual Property owned by the Company or the Company Subsidiaries and there is no litigation or proceeding (before the PTO or otherwise) with respect to the Company's Intellectual Property to which the Company or any Company Subsidiary is a party.

         (p) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except Thomas Weisel Partners LLC. The Company has provided to Parent a true and correct copy of all engagement letters relating to arrangements with Thomas Weisel Partners LLC.

         (q) State Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute is applicable to the Merger.

         (r) Insurance. All material insurance coverages of the Company and the Company Subsidiaries are listed in Schedule 2.1(r). Such coverage, or substantially similar coverage, has been in force without interruption throughout the ten-year period preceding the date hereof.

         (s) Distribution, Sales and Marketing Agreements. The Company has made available to Parent copies of all written agreements, contracts, licenses and other commitments with distributors or brokers. Schedule 2.1(s) sets forth reasonably accurate descriptions of certain terms (as described on such Schedule) of any oral agreements, contracts, licenses and other commitments of the Company or the Company Subsidiaries with distributors or brokers with respect to the states and distributors or brokers listed therein.

         (t) Grape Purchase Agreements. Schedule 2.1(t) sets forth a reasonably complete and accurate list of all vineyards for which the Company and/or the Company Subsidiaries have written or oral agreements to purchase grapes and the approximate tons of grapes that the Company and/or the Company Subsidiaries (i) purchased from such vineyards in calendar year 2004 and (ii) reasonably expect to purchase from such vineyards in calendar year 2005.

         2.2 Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

         (a) Organization, Standing and Power. Parent has been duly organized and is validly existing under the laws of its jurisdiction of organization. Parent is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure so to qualify could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

         (b) Authority; No Conflicts.

                  (i) Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Parent or (B) except as could not reasonably be expected to have a Material Adverse Effect on Parent and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) of Section 2.1(c)(iv) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent or impair or delay the ability of Parent to consummate the transactions contemplated hereby.

         (c) Information Supplied.

                  (i) None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) Notwithstanding the foregoing provisions of this Section 2.2(c), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

         (d) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, except UBS Investment Bank.

         (e) Financing. Merger Sub will have, prior to the Effective Time, sufficient funds to pay all Merger Consideration and to consummate the transactions contemplated by this Agreement.

         2.3 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

         (a) Organization and Corporate Power. Merger Sub is a wholly owned Subsidiary of Parent and a corporation duly incorporated, validly existing and in good standing under the laws of California. The copies of the Organizational Documents of Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in affect on the date of this Agreement.

         (b) Corporate Authorization. Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger

Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Organizational Documents of Merger Sub.

         (d) No Business Activities. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                  ARTICLE III.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement, including Section 3.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld with respect to matters set forth in Sections 3.1(h)(i), (ii), (iii) and (v)):

         (a) Ordinary Course. The Company and the Company Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects and in compliance in all material respects with all applicable laws and regulations, pay their debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and shall use reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain their properties in good operating condition, (iii) keep available the services of their present officers, employees and independent contractors and (iv) preserve their relationships with customers, suppliers and others having business dealings with them. In addition, during such period, the Company shall manage its working capital in the ordinary course of business, consistent with past business practices or as otherwise mutually determined by Parent and the Company. However, no action by the Company or any Company Subsidiary with respect to matters specifically addressed by any other provision of this Section 3.1 shall be deemed a breach of this Section 3.1(a) unless such action would constitute a breach of one or more of such other provisions.

         (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit the Company Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than as provided for by this Agreement, and other than the "wine dividend" paid consistent with the Company's wine dividend program in place as of the date of this Agreement, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

         (c) Issuance of Securities. The Company shall not and shall cause the Company Subsidiaries not to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with the terms of the Company Stock Option Plan as in effect on the date of this Agreement and (ii) the issuance of Company Common Stock pursuant to the ESPP.

         (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of Nasdaq, the Company and the Company Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

         (e) Indebtedness; Payment of Creditors. The Company shall not, and shall not permit the Company Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of other Persons other than indebtedness of the Company or any Company Subsidiary to the Company or any Company Subsidiary and other than in the ordinary course of business,
(ii) fail to pay any creditor any material amount owed to such creditor when due unless disputed in good faith by appropriate proceedings consistent with past practice, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or (iv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (iii) and (iv), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

         (f) Benefit Plans. The Company shall not, and shall not permit the Company Subsidiaries to (i) increase the compensation payable or to become payable to any of its executive officers or employees, (ii) take any action with respect to the grant or payment of any severance or termination or bonus or other incentive arrangement (other than pursuant to those Company Benefit Plans), other than, with respect to (i) and (ii) above, any such increases, grants or payments made to persons who are not executive officers in the ordinary course of business and in accordance with past practice, (iii) except as required by law, modify or amend any Company Benefit Plan or (iv) terminate or cause the constructive termination of any employee identified on
Schedule 3.1(f) without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

         (g) Fundamental Transactions. Except as otherwise permitted by this Agreement, the Company shall not, and shall not permit the Company Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practice. (h) Agreements and Commitments; Related Party Transactions. The Company shall not, and shall not permit the Company Subsidiaries to (i) amend or modify in any material respect or consent to the termination of any material contract or the Company's or the Company Subsidiaries' rights thereunder; (ii) enter into any material lease, contract or agreement with regard to real property; (iii) enter into any non-compete agreement or other material restriction on any of its businesses following the Closing Date; (iv) hire, employ, contract or enter into any agreement with new employees or independent contractors, which employees or independent contractors have an aggregate annual salary of more than $125,000;
(v) cancel, terminate, or willfully take any action causing the cancellation or termination of, any insurance policy naming it as a beneficiary or a loss payee, including by the non-payment of premiums which are due and payable; (vi) enter into any agreement, commitment, arrangement or plan with any Related Party;
(vii) initiate any new product promotions, product discounts or other material price changes, other than in the ordinary course of business, consistent with past practice; (viii) sell finished case goods to wholesalers, distributors and retailers in quantities that would result in a material increase in the level of stock of the Company's and the Company Subsidiaries' finished case goods generally held by any such wholesalers, distributors and retailers in the ordinary course of business; (ix) except in the ordinary course, fail to use its commercially reasonable efforts to (A) enforce its and the Company Subsidiaries' rights under any contract or agreement with any distributor or any other legally enforceable rights, (B) encourage its and the Company Subsidiaries' distributors to (1) avoid out-of-stocks, other than out-of-stocks due to a shortage of a particular Company product, (2) maintain inventories at retail consistent with past practice, (3) service retail accounts in the ordinary course consistent with industry practice, (4) refrain from switching retail account advertising programs except in the ordinary course, (5) ensure quality product at retail and work cooperatively with the Company's and the Company Subsidiaries' field personnel to ensure execution of distribution policies and business plans in the ordinary course of business, (6) timely follow-up with customers in the ordinary course regarding the distribution and sale of the Company's and the Company Subsidiaries' products, (7) maintain wine-by-the-glass accounts and brand designations on menu and drink lists in the ordinary course of business, and (8) maintain distribution of the Company's and the Company Subsidiaries' products and refrain from switching brands except in the ordinary course; (x) fail to maintain insurance coverage at least as favorable as each of the coverages described on Schedule 2.1(s); (xi) incur or commit to any capital expenditures or related series of capital expenditures in excess of $1 million individually; or (xii) make any material payment, reimbursement, refund or other fund transfer to any Related Party, other than the payment of salaries to officers or employees made in the ordinary course of business consistent with past practice, pursuant to agreements in place on the date hereof, or to directors for service on the Special Committee.

         (i) Tax Matters. The Company shall not, and shall not permit the Company Subsidiaries to, (i) unless required by law, to the extent it may affect or relate to the Company or any Company Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or (ii) without the consent of Parent, which consent will not be unreasonably withheld, make any material payment of, or in respect of, any Tax to any person or any taxing authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company.

         (j) Other Actions. The Company shall not, and shall not permit the Company Subsidiaries to, enter into any agreement, or otherwise commit, to do any of the foregoing.

         3.2 Advice of Changes; Government Filings. Each party shall (a) confer on a regular and frequent basis with the other and upon the reasonable request of the other shall promptly meet in Northern California, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                   ARTICLE IV.

                              ADDITIONAL AGREEMENTS

         4.1 Preparation of Proxy Statement; the Company Shareholders Meeting.

         (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement. Each of the Company and Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable.

         (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining shareholder approval. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts (including postponing or adjourning the Company Shareholders Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary adoptions and approvals by its shareholders of this Agreement and all the transactions contemplated hereby and
(iii) otherwise comply with all legal requirements applicable to such meeting. The Proxy Statement shall contain the Company Recommendation (as hereinafter defined).

         (c) Subject to Section 4.4(b), the Company shall, through its Board of Directors, recommend to its shareholders that they approve the transactions contemplated by this Agreement (the "Company Recommendation"); provided, however, that except in connection with an Acquisition Proposal, in which case the provisions of Section 4.4(b) shall apply, the Board of Directors may withdraw, modify or change the Company Recommendation and shall be released of its obligations set forth above in Section 4.1(b)(iii) if it (A) determines in good faith, based upon the advice of outside counsel, that making the Company Recommendation, or the failure to so withdraw, modify or change the Company Recommendation, could reasonably be deemed to cause the members of the Board of Directors to breach their fiduciary duties under applicable law, (B) otherwise complies with this Agreement and (C) subject to compliance with applicable securities laws, gives Parent (x) notice of its decision to invoke this Section 4.1(c), including the reasons for its decision, and (y) a reasonable opportunity to discuss this decision with the Board of Directors.

         (d) Subject to Section 4.4(b) and notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of the Company to call, give notice of, convene and hold the Company Shareholders Meeting and to hold a vote of the Company's shareholders on this Agreement and the Merger at the Company Shareholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not it is a Superior Proposal), or by any withdrawal, modification or change in the Company Recommendation and (ii) in any case in which the Company withholds or withdraws the Company Recommendation pursuant to
Section 4.1(c), the Company shall submit this Agreement and the Merger to a vote of its shareholders. The Company agrees that, except in accordance with Section 4.4, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

         (e) At Parent's option, this Agreement and the Merger may be approved by an irrevocable written consent executed by the holders of the requisite number of shares of Company Common Stock. Parent may deliver, or cause to be delivered, such written consent to the Company only on or after the twentieth
(20th) calendar day from and after the date hereof (for avoidance of doubt, the date of this Agreement shall be deemed to be the first day for the purposes of determining such twentieth (20th) calendar day); provided, however, that (i) no such written consent may provide for such consent to be effective prior to such twentieth (20th) calendar day and (ii) no such written consent shall be effective if this Agreement is terminated prior to such twentieth (20th) day. In the event that Parent elects to obtain such a written consent in lieu of obtaining shareholder approval at the Company Shareholders Meeting, the Company shall prepare, file with the SEC and transmit to the holders of Company Common Stock a preliminary information statement of the Company relating to the Merger in accordance with Regulation 14C promulgated under the Exchange Act. At Parent's reasonable request, confirmed by communications between the Company and such shareholders, the Company shall prepare, file and transmit such information statement in accordance with the foregoing sentence prior to the delivery of such written consent to the Company.

         4.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and its officers, employees and representatives, and, during such period, the Company shall (and shall cause its Subsidiaries, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any of its Subsidiaries requires such party or any of its Subsidiaries to restrict access to any properties or information. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter (the "Confidentiality Agreement") dated July 22, 2004, between the Company and Parent, which Confidentiality Agreement shall remain in full force and effect.

         4.3 Approvals and Consents; Cooperation. Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its reasonable efforts to resolve such objections, if any, as any

Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its reasonable efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement and any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to agree or to cause any of its affiliates to agree, and the Company shall not agree without Parent's consent, to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any consent or authorization under applicable antitrust or competition laws.

         4.4 Acquisition Proposals.

         (a) At any time prior to obtaining the approval of Company shareholders as provided in Section 4.1 ("Shareholder Approval"), neither the Company's Board of Directors nor a special committee thereof may, directly or indirectly through advisors, agents or other intermediaries, (i) initiate, solicit, encourage or intentionally and knowingly facilitate any inquiries with respect to, or the making of, any Acquisition Proposal, or engage in negotiations or discussions with any Third Party that has made an Acquisition Proposal, or (ii) furnish to any Third Party in connection with a potential Acquisition Proposal nonpublic information relating to the Company or any of its Subsidiaries; provided, however, that the Company may provide nonpublic information to a Third Party and may engage in negotiations or discussions with a Third Party in connection with a potential Acquisition Proposal if (1) such Third Party reasonably appears to have, or to have the ability to obtain, adequate funding to effect a Superior Proposal, (2) such Third Party enters into a confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement, (3) the Board of Directors determines in good faith after consultation with outside legal counsel and outside financial advisors that the failure to take such action would be reasonably likely to constitute a breach of the Board of Director's fiduciary duties under applicable law and (4) the Company simultaneously provides to Parent (x) copies of such nonpublic information provided to such Third Party and not previously provided to Parent (for avoidance of doubt, it being understood that non-public information provided to such Third Party in a different form or format as such information has been provided to Parent shall be deemed, for purposes of this Section 4.4(a), to have not been previously provided to Parent) and (y) a list of such nonpublic information previously provided to Parent that has been provided to such Third Party. Except as expressly permitted by Section 4.4(b), neither the Company's Board of Directors nor a special committee thereof shall
(i) approve or cause or permit the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement (other than a confidentiality agreement) constituting or relating to, or which is intended to or is reasonably likely to lead to, an Acquisition Proposal (an "Acquisition Agreement"), (ii) approve or recommend, or propose to approve or recommend, any Acquisition Agreement or Acquisition Proposal or (iii) agree or resolve to take actions set forth in clauses (i) or
(ii) of this sentence. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the officers, directors, employees and representatives of the Company and the Company Subsidiaries of the obligation undertaken in the foregoing sentence, and shall promptly request the return or destruction of all information and materials provided to any Third Party prior to the date hereof by the Company, the Company Subsidiaries or any of their representatives with respect to the consideration or making of any Acquisition Proposal.

         (b) Notwithstanding the foregoing, if, at any time prior to obtaining Shareholder Approval, the Company receives a Superior Proposal, the Board of Directors or a special committee thereof (or the Company at the direction of the Board of Directors or a special committee thereof) may, during such period, in response to such Superior Proposal, (i) approve or cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal, (ii) recommend such Superior Proposal to the Company's shareholders, (iii) withdraw, modify or refrain from making its recommendation of the transactions contemplated by this Agreement, and (iv) terminate this Agreement in accordance with Section 6.1(h), in each case if the Board of Directors determines in good faith after consultation with outside legal counsel and outside financial advisors that such action or omission to act is necessary in order for the Company's directors to comply with their respective fiduciary duties under applicable law; provided, that the Company shall (x) provide Parent written notice of the Company's receipt of a Superior Proposal (specifying the financial and other material terms and conditions of such Superior Proposal) together with the Company's intention to execute or enter into an Acquisition Agreement with respect to such Superior Proposal (a "Notice of Superior Proposal") at least five (5) Business Days prior to the taking of any such actions in subsections
(i) through (iv) above (it being understood that any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three (3) Business Day period thereafter to the extent permitted under applicable law) and Parent has not proposed adjustments in the terms and conditions of this Agreement which would cause the relevant Acquisition Proposal to no longer be a Superior Proposal and (y) pay to Parent prior to or within two (2) Business Days following any such termination of this Agreement, the Termination Fee and Rothschild Termination Fee.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.4, the Company promptly, and in any event within twenty-four

(24) hours, shall (i) advise Parent in writing of receipt by it (or any Company Representatives) of any Acquisition Proposal and (ii) notify Parent after receipt of any request for nonpublic information relating to the Company or any of the Subsidiaries or for access to the Company's or any of the Subsidiaries' properties, books or records by any Person that may be considering making, or has made, an Acquisition Proposal, identifying such Person and the information requested by such Person, and provide Parent access to any nonpublic information that is given to such Person pursuant to Section 4.4(a). The Company shall provide to Parent as promptly as practicable any applicable written agreement that describes any of the terms or conditions of any Acquisition Proposal, and shall otherwise keep Parent promptly informed of the status and terms of any Acquisition Proposal, including by providing a copy of all material documentation and correspondence relating thereto.

         (d) Nothing contained within this Section 4.4 shall prevent the Board of Directors or the Special Committee from complying with Rule 14e-2(a) under the Exchange Act with regard to any Acquisition Proposal; provided, however, that in complying with such rule, the Company shall honor the provisions of
Section 4.4(b).

         4.5 Employee Benefits.

         (a) Subject to subparagraph 4.5(c) below, for a period of two years immediately following the Closing Date (or, if earlier, the last day of the calendar year following the year in which the Closing occurs), Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide substantially equivalent employee benefits, in the aggregate, as provided by the Company Benefit Plans (not taking into account any such plans which are equity based), and the employees of the Company who remain employees of the Surviving Corporation shall receive such benefits.

         (b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits (but not for benefit accrual under any pension plan) where length of service is relevant under any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective affiliates, employees of the Company and the Company Subsidiaries as of the Effective Time shall receive service credit for service with the Company and the Company Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

         (c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all Company Benefit Plans, and to pay the employee bonuses granted by the Compensation Committee of the Board of Directors in accordance with Section 3.1 of the Company Disclosure Schedule.

         (d) With respect to matters described in this Section 4.5 relating to benefits or compensation to be provided after the Closing Date, the Company will to the extent permitted by applicable Law provide Parent with copies of any broad-based notices or other communication materials of a general nature prior to sending them.

         (e) Prior to the Closing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and the Company Subsidiaries to the extent necessary to provide that no employees of Parent and its subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such subsidiary explicitly authorizes such participation. In addition, prior to the Closing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended the employee benefit plans and arrangements of it and its subsidiaries to the extent necessary to provide that no employees of the Company and the Company Subsidiaries shall commence participation therein following the Effective Time unless Parent or such subsidiary of Parent explicitly authorizes such participation.

         4.6 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or the Company Subsidiaries and any real property transfer tax resulting from the Merger that is imposed on any holder of Company Common Stock, (b) the Expenses incurred from and after the date hereof in connection with the printing, filing and mailing to shareholders of the Proxy Statement shall be shared equally by the Company and Parent unless the Agreement is terminated pursuant to Section 6.1(d) or (f) in which case the Company shall pay all such fees or unless this Agreement is terminated pursuant to Section 6.1(g) in which case Parent shall pay all such fees and (c) as provided in Section 6.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transaction contemplated hereby.

         4.7 Indemnification; Directors' and Officers' Insurance. Parent and the Surviving Corporation shall cause to be maintained in effect, with respect to claims arising from facts or events that occurred on or before the Effective Time, (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of current or former officers and directors (each an "Indemnified Party") contained in the Organizational Documents of the Company or the Company Subsidiaries and in any agreements between an Indemnified Party and the Company or the Company Subsidiaries and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company, so long as the annual premium therefor does not exceed 150% of the last annual premium paid prior to the date hereof (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured); provided, that if such current policies expire, are terminated or are cancelled during such six-year period, Parent and the Surviving Corporation shall use commercially reasonable efforts to obtain as much directors' and officers' liability insurance and fiduciary liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date hereof. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. For a period of six years after the Effective Time, Parent and the Surviving Corporation shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to clause (i) of the first sentence of this Section 4.7.

         4.8 Wine Club. Following the Effective Time, Parent shall cause the Company to provide a one-time wine dividend as well as wine club benefits, to the beneficial owners of the shares of Company Common Stock immediately prior to the Effective Time as described on Schedule 4.8 hereto.

         4.9 Public Announcements. The Company and Parent shall use reasonable efforts to develop a joint communications plan and each party shall use reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

         4.10 Distributor Notice. Prior to the Effective Time, the Company will give notice to its distributors and brokers with respect to the distribution of its products. Such notice shall be in a form mutually and reasonably acceptable to the Company and Parent.

         4.11 Intellectual Property Liens. Promptly after the date hereof and in any event prior to the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to extinguish the Liens set forth on Schedule 4.11.

         4.12 Certain Transactions with Affiliates. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any oral agreements, contracts, licenses and other commitments with any affiliate of the Company or any Company Subsidiary to be converted, on substantially the same terms, into written agreements, contracts, licenses or other commitments.

         4.13 Rothschild Termination Fee. Within two (2) Business Days after the date hereof, Parent shall pay or cause to be paid to Rothschild on the Company's behalf a cash fee of $2,475,000 in accordance with Section 6.2(b) of the Rothschild Agreement.

         4.14 Rothschild Voting Agreement. At a Company Shareholders Meeting called pursuant to Section 4.1(b), the Company shall use commercially reasonable efforts to enforce its rights under Section 6.2(c) of the Rothschild Agreement in the form executed and delivered on October 30, 2004.

         4.15 Financial Capability. From and after the date hereof until the Merger Consideration and the Option Consideration is paid pursuant hereto, Parent and Merger Sub shall continue to have the financial ability to perform their respective obligations hereunder.

         4.16 Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such reasonably necessary action.

                                   ARTICLE V.

                              CONDITIONS PRECEDENT

         5.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Shareholder Approval. The Company shall have received the approval of the principal terms of the Merger by the affirmative vote of a majority of the outstanding shares of Company Common Stock. If such approval shall be in the form of a written consent of holders of Company Common Stock, then such written consent shall be subject to Section 4.1(e) and shall have become effective in accordance with the CGCL and at least twenty (20) calendar days shall have passed since the distribution of any information statement required in connection with such written consent pursuant to Regulation 14C promulgated under the Exchange Act.

         (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and no Governmental Entity shall have threatened to institute a proceeding that the parties hereto reasonably determine is likely to result in such an injunction or order; provided, however, that the provisions of this
Section 5.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 4.3 shall have been the cause of, or shall have resulted in, such order or injunction.

         (d) Required Regulatory Approvals. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Company (collectively, "Required Regulatory Approvals") shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

         5.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent on or prior to the Closing Date of, the following additional conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failures of such representations and warranties to be so true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; provided, that for purposes of this Section 5.2(a) any qualifications as to materiality or Material Adverse Effect included in such representation and warranty shall be disregarded for purposes of determining whether such representation or warranty has been breached.

         (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

         5.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company on or prior to the Closing Date of, the following additional conditions:

         (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failures of such representations and warranties to be so true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; provided, that for purposes of this Section 5.3(a) any qualifications as to materiality or Material Adverse Effect included in such representation and warranty shall be disregarded for purposes of determining whether such representation or warranty has been breached.

         (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

                                  ARTICLE VI.

                            TERMINATION AND AMENDMENT

         6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the Parent, as the case may be:

         (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

         (b) By either the Company or Parent if the Merger shall not have been consummated by June 30, 2005 (the "Outside Date"); provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

         (c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of
Section 4.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

         (d) By Parent if (i) the Board of Directors shall have withdrawn or materially and adversely modified its recommendation of the Merger or this Agreement or fails to re-confirm such recommendation if requested by Parent within the ten (10) Business Days following such request or if the Board of Directors resolves to take any of the foregoing actions; (ii) the Board of Directors shall have recommended to the shareholders of the Company that they approve an Acquisition Proposal other than the Merger contemplated by this Agreement; or (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 50% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer or fails to recommend against or takes a neutral position with respect to a tender or exchange offer related to an Acquisition Proposal, or resolves to take any such actions, whether or not, in each case, such action or failure to act is consistent with the terms hereof;

         (e) By either Parent or the Company if the approval by the shareholders of the Company required by the Company's Organizational Documents, law or this Agreement for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof or pursuant to a written consent;

         (f) By Parent, (i) upon one or more breaches of any covenants or agreements on the part of the Company set forth in this Agreement, except where such breach or breaches could not, in the aggregate, reasonably be expected to have a Material Adverse Effect of the Company or (ii) if any representation or warranty of the Company shall have become untrue or incorrect such that the condition set forth in Section 5.2(a) would not be satisfied (each of such breach or breaches described in clause (i) and (ii), a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the Outside Date through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 6.1(f);

         (g) By the Company, (i) upon one or more breaches of any covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, except where such breach or breaches could not, in the aggregate, reasonably be expected to have a Material Adverse Effect of the Company or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect such that the condition set forth in Section 5.3(a) would not be satisfied (each of such breach or breaches described in clause (i) and (ii), "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent prior to the Outside Date through the exercise of best efforts, and so long as Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 6.1(g); or

         (h) By the Company, if permitted by, and in compliance with, Section 4.4(b).

         6.2 Effect of Termination.

         (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to
Section 4.6, this Section 6.2 and Article VII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants, representations and warranties, or other agreements set forth in this Agreement.

         (b) The Company shall pay Parent a cash fee of $7,800,000 (the "Termination Fee") if this Agreement is terminated as follows:

                  (i) If Parent shall terminate this Agreement pursuant to
         Section 6.1(d) or if the Company shall terminate this Agreement pursuant to Section 6.1(h);

                  (ii) If (A) either party shall terminate this Agreement pursuant to Section 6.1(e), (B) at any time after the date of this Agreement and at or before the date of the Company Shareholders Meeting (or the date a written consent in lieu of the Company Shareholders Meeting becomes effective) an Acquisition Proposal shall have been publicly announced or otherwise communicated, directly or indirectly, to the Company or the Board of Directors, and (C) within twelve (12) months after the date of such termination, the Company or any of its Subsidiaries either (x) enters into any definitive agreement with respect to any Acquisition Proposal, or (y) consummates any Acquisition Proposal;

                  (iii) If (A) either party shall terminate this Agreement pursuant to Section 6.1(b) or Parent terminates this Agreement pursuant to Section 6.1(f), (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced or otherwise communicated, directly or indirectly, to the Company or the Board of Directors, (C) following the occurrence of the announcement or communication of such Acquisition Proposal, the Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement such that a Terminating Company Breach shall have occurred and (D) within twelve (12) months after the date of such termination, the Company or any of its Subsidiaries either
         (x) enters into any definitive agreement with respect to any Acquisition Proposal, or (y) consummates any Acquisition Proposal;

         (c) The Company shall reimburse or cause to be reimbursed to Parent a cash amount of $2,475,000, representing amounts paid by Parent to Rothschild on the Company's behalf in accordance with Section 6.2(b) of the Rothschild Agreement, plus interest thereon at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date hereof until the date of reimbursement pursuant to this Section 6.2(c) (the "Rothschild Termination Fee") if the Company is required to pay Parent the Termination Fee pursuant to Section 6.2(b).

         (d) The Termination Fee and the Rothschild Termination Fee, if payable under this Section 6.2, shall be payable by wire transfer of immediately available funds no later than two Business Days after termination, if the Termination Fee is payable pursuant to Section 6.2(b)(i), or after the date on which the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, if the Termination Fee is payable pursuant to Sections 6.2(b)(ii) or 6.2(b)(iii). The Company acknowledges that the agreements contained in this Section 6.2(d) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay all amounts due to Parent under this Section 6.2 on the dates specified, then the Company shall pay all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

         6.3 Amendment. Notwithstanding Section 7.5(b), any provisions of this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         6.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VII.

                               GENERAL PROVISIONS

         7.1 Non-Survival of Representations, Warranties and Agreements; No Other Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VII. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

         7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service or (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         (a) if to Parent or Merger Sub, to Diageo North America, Inc., Six Landmark Square, Stamford, Connecticut, 06801, Attention: John Blood, Facsimile
No.: 203-359-7192, E-mail: john.blood@Diageo.com with a copy to Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004-2498, Attention: Frank Aquila, Facsimile No.: 212-558-3588, E-mail: aquilaf@sullcrom.com; and

         (b) if to the Company, The Chalone Wine Group Ltd., 621 Airpark Road, Napa, CA 94558, Attention: Mr. Thomas Selfridge, President and Chief Executive Officer, Facsimile No.: (707) 254-4204, with a copy to Latham & Watkins, 135 Commonwealth Drive, Menlo Park, CA 94025, Attention: Christopher L. Kaufman, Facsimile No.: (650) 463-2600, E-mail: christopher.kaufman@lw.com.

         7.3 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

         7.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         7.5 Entire Agreement; No Third Party Beneficiaries.

         (a) This Agreement (including the Schedules) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

         (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 4.7 and 4.8 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

         7.6 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to the laws that might be applicable under conflicts of laws principles. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Northern District of the State of California or any California state court located in San Francisco,

California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.2 shall be deemed effective service of process on such party.

         7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         7.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         7.10 Definitions. As used in this Agreement:

         (a) "Acquisition Proposal" means, other than the transactions involving Parent and/or Merger Sub contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company,
(B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company; provided, however, that for purposes of Sections 6.2(b) and 6.2(d), all references in this definition to 20% shall instead be deemed to be to 35%.

         (b) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

         (c) "Business Day" means any day on which banks are not required to open or authorized to close in the City of New York.

         (d) "Company Representatives" any of the Company's or the Company's Subsidiaries' officers, directors, investment bankers, attorneys, accountants, consultants or other agents or advisors.

         (e) "Company Stock Option Plan" means The Chalone Wine Group, Ltd. 1997 Stock Option Plan, The Chalone Wine Group, Ltd. 1988 Non-Discretionary Stock Option Plan and The Chalone Wine Group, Ltd. 1987 Stock Option Plan.

         (f) "Environmental Laws" means any federal, state, provincial, local, municipal or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

         (g) "Intellectual Property" means United States and foreign trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, slogans and other indicia of origin, including registrations and applications to register or renew the registration of any of the foregoing, and all material goodwill associated with and symbolized thereby; copyrights and registrations, applications, or renewals thereof; inventions and discoveries, whether patentable or not, and all United States and foreign letters patent registrations, invention disclosures and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof, material confidential information, trade secrets and know-how; and all other intellectual property or proprietary rights.

         (h) "Knowledge" with respect to a Person means the actual knowledge, after due inquiry, of the officers of such Person.

         (i) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect (an "Effect") that, individually or in the aggregate with all other Effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Material Adverse Effect: (A) any Effect affecting any of the industries in which such entity operates generally or affecting the economy generally (to the extent that such Effects do not disproportionately affect such entity, taken as a whole with its Subsidiaries, as compared to other companies in such industries); (B) any change in such entity's stock price or trading volume; provided, however, that clause (B) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume; or
(C) any Effect resulting from the announcement or pendency of the Merger.

         (j) "Organizational Documents" means, with respect to any entity, the articles of incorporation, bylaws or other governing documents of such entity.

         (k) "Permitted Liens" means (a) liens and encumbrances contained in the Company SEC Reports (including the notes thereto), (b) liens and encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of the Company Subsidiaries in the operation of their respective business, (c) liens and encumbrances of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business, or (d) interests of the lessor to any leased property.

         (l) "Person" means an individual, corporation, partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

         (m) "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

         (n) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. For purposes of Article II, Edna Valley Vineyards shall be considered as a Subsidiary of the Company.

         (o) "Superior Proposal" means any bona fide written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that a majority of the entire Board of Directors determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and its legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's shareholders than as provided hereunder, are reasonably capable of being completed on the terms proposed and for which the Board of Directors has reasonably determined, based on either a good faith review of the offeror's balance sheet or a commitment letter from a reputable bank or other financial institution, that adequate funding is available and that all government approvals required in connection therewith will be granted.

         (p) (i) "Tax" (including, with correlative meaning, the term "Taxes") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, whether disputed or not, and (ii) "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

         (q) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

         (r) "Third Party" means any person other than Parent or any of its affiliates.

         IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         DIAGEO NORTH AMERICA, INC.,
                                         a Connecticut corporation

                                         By: /s/ Ivan Menezes
                                             ___________________________________
                                             Name:  Ivan Menezes
                                             Title: President and CEO

                                         DOUBLE WINES, INC.,
                                         a California corporation

                                         By: /s/ Dierdre Mahlan
                                             ___________________________________
                                             Name:  Dierdre Mahlan
                                             Title: Senior Vice President,
                                                    CFO and Treasurer

                                         THE CHALONE WINE GROUP, LTD.,
                                         a California corporation

                                         By: /s/ Thomas B. Selfridge
                                             ___________________________________
                                             Name:  Thomas B. Selfridge
                                             Title: Title:President and Chief
                                                    Executive Officer

                                                                    SCHEDULE 4.8

                               WINE CLUB DIVIDEND

         Beneficial owners of shares of Company Common Stock immediately prior to the Effective Date will be entitled for three months following the Closing to enroll at no additional cost as members of a new Founders Club, as it may be renamed by Parent or the Surviving Corporation from time to time, and the shareholders will receive a one-time wine dividend of $1.00 per share. This Founders Club membership and this one-time wine dividend will not be transferable, and the wines purchased with this dividend cannot be re-sold.

         This wine dividend can be used through the Founders Club to purchase wines at a 50% discount on all wine purchases up to an amount equal to $1.00 per share. So if a shareholder had 500 shares on the Closing Date and enrolled in the Founders Club, the shareholder would receive a $500.00 wine dividend that it could use to purchase $1,000.00 of wine at a 50% discount. This Founders Club wine dividend will remain valid for one year from the Closing Date.

         In addition to this wine dividend, subject to applicable law, this Founders Club membership will give members 15 years access to the following benefits:

         1) The Annual Founders Celebration. This will be an annual party where the Company will invite all Founders Club members to one of the Company's wineries for a special and exclusive celebration where the Company will introduce new vintages and new wines to the members. This party will operate in a similar manner to Chalone's annual shareholders party.

         2) VIP Tours. Founders Club members will be able to participate in special VIP tours and tastings with special access at each of the Company's wineries. As part of the Founders Club, the Company will have a Concierge so that members can have one central place to conveniently schedule appointments at all wineries.

         3) Founders Club Discount. As has been the tradition, the Company will give the Founders Club members special access to selections of its most exclusive wines and allocated bottlings. This will be done in quarterly communications the Company will send to all Founders Club members. Founders Club members will also receive Founders Club discounted pricing on all these offerings. The special one-time wine dividend can be used in connection with these discounted prices. For example if the price of the wine selected by the Founders Club member was $75 after the standard Founders Club discount, the Founders Club member could use $37.50 of his or her one-time discount to purchase this wine and have to pay only $37.50 in cash for the purchase.

         4) Special Allocations. In addition, Founders Club members who purchase at least $500.00 per year (net of the wine dividend) from the Founders Club selections will qualify for special allocations of the Company's most limited wines and unique sizes.

         The Founders Club will be subject to commercially reasonable rules, restrictions and modifications adopted by the Company for all Founders Club members.

                                      -2-